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                                                                   EXHIBIT 12-13
                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                    Nine
                                                   Months               Year Ended December 31
                                                   Ended                ----------------------
                                                  9/30/98          1997          1996         1995
                                                  -------          ----          ----         ----
                                                                 (Millions, except for ratio)
Net income                                       $    318       $   417         $ 328        $ 434
                                                 --------       -------         -----        -----
Taxes based on income:
    Current income taxes                              216           308           224          221
    Deferred taxes - net                               24            (6)           16           79
    Investment tax credit adjustments - net           (11)          (14)          (15)         (17)
    Municipal and state                                 3             4             3            3
                                                 --------       -------         -----        -----
        Total taxes based on income                   232           292           228          286
                                                 --------       -------         -----        -----
Fixed charges:
    Interest on long-term debt                        192           262           275          275
    Amortization of debt discount, premium
        and expense                                     8            11            12           11
    Other interest                                      8             9             4           10
    Interest factor of rents                           26            34            34           29
                                                 --------       -------         -----      -------
        Total fixed charges                           234           316           325          325
                                                 --------       -------         -----      -------
Earnings before taxes based on income

    and fixed charges                            $    784       $ 1,025         $ 881      $ 1,045
                                                 ========       =======         =====      =======

Ratio of earnings to fixed charges                   3.35          3.24          2.71         3.21
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